Exhibit 23.1

Deloitte & Touche LLP Unique Entity No. T08LL0721A 6 Shenton Way OUE Downtown 2 #33-00 Singapore 068809 Tel: +65 6224 8288 Fax: +65 6538 6166 www.deloitte.com/sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 of our report dated March 24, 2023, relating to the consolidated financial statements of ASLAN Pharmaceuticals Limited, appearing in the Annual Report on Form 20-F of ASLAN Pharmaceuticals Limited for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Singapore

March 25, 2024

Deloitte & Touche LLP (Unique Entity No. T08LL0721A) is an accounting limited liability partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A)